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                                                                    EXHIBIT 99.1

NEWS RELEASE

                                                                   PO Box 105250
                                                               Atlanta, GA 30348
                                                                  (770) 981-9460
                                                                 www.harland.net

For More Information Contact:

Victoria P. Weyand, Vice President, Investor Relations

                     HARLAND RENEWS SHAREHOLDER RIGHTS PLAN

ATLANTA (December 18, 1998) - John H. Harland Company (NYSE: JH) today announced that its Board of Directors has renewed its Shareholder Rights Plan to take effect when the existing plan expires on July 5, 1999. The Company stated it was not adopting the new plan in response to any known effort to acquire the Company but rather to assure that all Harland shareholders will receive fair and equal treatment in the event of any unsolicited attempt to acquire the Company.

Under the new plan, which is substantially similar to the existing plan, Rights will be distributed as a dividend at the rate of one Right for each share of common stock of the Company held by shareholders of record at the close of business on July 5, 1999. Each Right will entitle shareholders to buy, upon occurrence of certain events, one share of common stock for $90.00.

The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 15 percent or more of the Company's common stock, or commences a tender or exchange offer that, upon consummation, would result in a person or group owning 30 percent or more of the Company's common stock.

Under certain circumstances the new Rights are redeemable at a price of $.001 per Right and will expire on July 5, 2009.

Atlanta-based John H. Harland Company (www.harland.net) is listed on the New York Stock Exchange under the symbol "JH." Harland is a leading provider of checks, database marketing software, direct marketing campaign management and loan automation software to the financial institution market. Scantron Corporation (www.scantron.com), a wholly owned subsidiary, is a leading provider of software services and systems for the collection, management and interpretation of data to the educational markets.

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